Exhibit 14.1
Code of Business Conduct and Ethics
Effective as of October 19, 2021

Message from Guy Abramo, CEO:
At HireRight, we strive to get it right every time, everywhere. That is more than just our mission – it is our commitment to excellence for our customers, for their employees and candidates, and for all our Team Members and our Board of Directors. Our CORE4 Values – Service-First Mindset, Collaborative Spirit, Grounded in Respect, and Sense of Ownership – guide us in every interaction we have, leading us forward with responsibility and integrity.
Our Code of Business Conduct and Ethics applies our values to guide our day-to-day business contacts and dealings. This Code helps ensure that we comply with the laws that govern our business globally as well as locally in every country in which we operate.
It is essential that every Team Member, regardless of role, as well as our Board of Directors, understands our Code and follows it every day. While it covers many different situations and scenarios, occasions will arise that are not specifically discussed in this document. In that case, we should rely on the spirit of the Code, along with our CORE4 Values, to identify the right thing to do. We should always conduct ourselves in a way that supports our reputation and fosters our success as a company. It is imperative that we use good judgement to guide our actions and, using Collaborative Spirit, seek assistance if we encounter an ethical dilemma we cannot resolve on our own. Our Human Resources Business Partners are here to guide us any time we need help or have questions about a situation.
Our actions have a huge impact on all aspects of our business, as well as on our fellow Team Members, customers, and other stakeholders, so we must act with a Sense of Ownership in everything we do and uphold our Code at all times.
If you have any questions about the Code, please reach out to your leader or Human Resources Business Partner.
Regards,

Guy P. Abramo
Chief Executive Officer

HIRERIGHT HOLDINGS CORPORATION
CODE OF BUSINESS CONDUCT AND ETHICS

I.     Introduction
HireRight Holdings Corporation and its subsidiaries (collectively, the “Company”) requires the highest standards of professional and ethical conduct from its employees, officers, and directors, as well as contractors while working on the Company’s business (collectively, “Covered Persons”). If you are a Covered Person, this Code of Business Conduct and Ethics (the “Code”) is addressed to you.
Our reputation for honesty and integrity is key to the success of our business. The Company intends that its business practices will comply with the laws of all the jurisdictions in which it operates, and that honesty, integrity, and accountability will always characterize the Company’s business activity. No Covered Person may pursue the Company’s business through violations of laws or regulations or unscrupulous dealings.
This Code reflects the Company’s commitment to its CORE4 values, which promote a culture of honesty, integrity, and accountability, and outlines the basic principles and policies with which all Covered Persons are expected to comply. Therefore, we expect you to read this Code thoroughly and carefully.
In addition to following this Code in all aspects of your business activities, you are expected to seek guidance in resolving any uncertainties regarding compliance issues, whether with the letter or the spirit of the Company’s policies and applicable laws. Cooperation with this Code is essential to the continued success of the Company’s business and the cultivation and maintenance of our reputation as a good corporate citizen. Misconduct is never justified, even where sanctioned or ordered by an officer or other individual in a position of higher management. No individual, regardless of stature or position, can authorize actions that are illegal, or that jeopardize or violate Company standards or our values.
This Code sets forth general principles of conduct and ethics and is intended to work in conjunction with our other specific policies and procedures below (some of which may only apply to some of the Covered Persons):
•Anti-Corruption Policy
•Gifts, Entertainment, and Other Gratuities to or from Third Parties Policy
•Insider Trading Policy
•Regulation FD/External Communications Policy
•Related Persons Transaction Policy
•Stock Ownership Guidelines
You should refer to those policies and procedures for more detail in the specified context. This Code cannot, and is not intended to, address all ethical complexities that may arise during the course of employment or association with the Company. There will be occasions in which circumstances not covered by policy or procedure arise and judgment must be exercised. In such circumstances, the Company encourages common sense decision-making, and consultation with your direct People Leader, a member of the Human Resources Department, or the General Counsel.
To report fraud, theft, suspected criminal activities or a material breach of a policy set forth herein, you should use our Ethics and Compliance Hotline, the link to which is available for employees on the Employee Hub or on our Website which can be accessed at http://ir.HireRight.com. The Ethics and Compliance Hotline is monitored by a member of our Compliance group as well as the Chairperson of the Audit Committee of the Company’s Board of Directors. You may also report any complaint confidentially, as allowed by law, to your direct People Leader, a member of the

Human Resources Department or member of the Legal Department. Likewise, nothing in this Code prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of the Legal Department to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures.
II.     Conflicts of Interest
A conflict of interest occurs when your private interest interferes, appears to interfere or is inconsistent in any way with the interests of the Company. For example, conflicts of interest may arise if:
•You cause the Company to engage in business transactions with a company that you, your friends or your relatives control without having obtained the appropriate prior approvals required. (See also “Related Party Transactions” below).
•You compete with, rather than help, the Company or make a business decision not on the basis of the Company’s interest but rather for your own personal advantage.
•You take actions, or have personal or family interests, that may make it difficult to perform your work (or discharge your duties and obligations) effectively.
•You, or any of your family members or affiliates, receive improper personal benefits other than gratuities and payments received or provided in compliance with the guidelines set forth in “Business Gifts and Entertainment” below and the Company’s “Anti-Corruption Policy”.
A conflict of interest may not be immediately recognizable, so potential conflicts must be reported immediately to the General Counsel, your direct People Leader or a member of the Human Resources Department. You may also file a report directly on the Ethics and Compliance Hotline, the link to which is available for employees on the Employee Hub, or on our Website which can be accessed at http://ir.HireRight.com. The Ethics and Compliance Hotline is monitored by a member of our Compliance group as well as the Chairperson of the Audit Committee of the Company’s Board of Directors. If the concern requires confidentiality, including keeping particular individuals anonymous, then this confidentiality will be protected, except to the extent necessary to conduct an effective investigation or as required by applicable law, regulation, or legal proceedings.
III.     Related Party Transactions
The Company has adopted a policy that requires the review and approval of any transaction, arrangement, or relationship with the Company in which the amount involved exceeds $120,000 and in which any Related Person had, has or will have a direct or indirect material interest. For these purposes, a “Related Person” includes any director (or director nominee) or executive officer of the Company, any beneficial owner of more than 5% of the Company stock, any immediate family member of the foregoing and any entity in which any of the foregoing persons is employed or is a partner or principal or in which that person has a 10% or greater beneficial ownership interest. Before entering any such transaction, arrangement, or relationship, the General Counsel must be notified of the facts and circumstances of the proposed transaction, arrangement, or relationship. If the General Counsel determines that a transaction, arrangement, or relationship is indeed a related party transaction, then such transaction will be sent to the Audit Committee (or the Chair of such committee) for review and approval. Only those transactions that are in, or not inconsistent with, the best interests of the Company as determined by the Committee or Chair in good faith shall be approved. For more detail, please see the Company’s Related Person Transactions Policy.
IV.     Public Reporting and Communications
Each Covered Person involved in the Company’s disclosure process is required to be familiar with and comply with the Company’s disclosure controls and procedures and internal controls over financial reporting, to the extent relevant to his or her area of responsibility, so that the Company’s public reports and documents filed with the U.S. Securities and Exchange Commission (the “SEC”) comply in all material respects with applicable federal securities laws and regulations and the rules of the New York Stock Exchange. Each such person having direct or supervisory authority over these SEC filings or the Company’s other public communications concerning its general business, results, financial condition, and prospects should, to the extent appropriate within his or her area of responsibility, consult with other personnel with relevant knowledge and take other appropriate steps regarding this disclosure with the goal of making full, fair, accurate, and timely disclosure.
Each Covered Person who is involved in the Company’s disclosure process must exercise the highest standard of care in accordance with the following guidelines:
•Familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company;
•Not knowingly misrepresent, or cause others to misrepresent, facts about the
Company to others, whether inside or outside the Company, including the Company’s retained independent registered public accounting firm and government regulators;
•Properly review and analyze any proposed disclosure for accuracy and completeness;
•In addition, in connection with its public communications, the Company is required to comply with a rule under the federal securities law referred to as Regulation FD (which stands for “fair disclosure”). Regulation FD provides that, when the Company discloses material, non-public information about the Company to securities market professionals or any shareholder (where it is reasonably foreseeable that the shareholders will trade on the information), it must also disclose the information to the public. Covered Persons who receive inquiries about the Company or its securities from securities analysts, reporters, investors, potential investors, or others should decline to comment, and instead direct all inquiries from such persons to the Company’s Chief Financial Officer. Please see our Regulation FD/External Communications Policy for additional detail.
Marketing materials and other public communications made on behalf of the Company must also comply with applicable law and the Company’s disclosure processes, as applicable).
The Company has established a committee of appropriate executives and other Team Members to oversee its disclosure controls and procedures.

V.     Confidentiality
Covered Persons must protect the confidentiality of information entrusted to them by the Company, or that otherwise comes into their possession, during the course of their employment or while carrying out their duties and responsibilities, except when disclosure is authorized by the Company or legally mandated. The obligation to preserve confidential information continues to apply to Covered Persons even after they leave the Company.
Confidential information encompasses “inside information” as set forth below in “Insider Trading;” proprietary information of the Company, such as business and marketing plans; information that suppliers and customers have entrusted to the Company; personal information about any individual, including subjects of background reports; and all nonpublic information that may be of use to competitors or may otherwise be harmful to the Company or its key stakeholders, if disclosed. Financial information is of special sensitivity and should under all circumstances be considered confidential, except where its disclosure is approved by an executive officer of the Company or the Board of Directors or when the information has been publicly disseminated.

VI.     Insider Trading
Inside information is information that a Covered Person obtains by virtue of his or her employment or engagement with the Company that has not been publicly disclosed and that has the potential to affect the price of the Company’s stock or the stock of another company. Trading on inside information is illegal. Covered Persons must not trade in securities of the Company or any other company while in possession of inside information. It is also illegal to “tip” or pass on inside information to any other person who might make an investment decision based on that information or pass the information to third parties. We impose certain “blackout periods” during which trading and other transactions in the Company’s securities are prohibited in order to protect against even appearances of insider trading. Further, some Covered Persons must preclear any transaction in Company securities. The Company has an Insider Trading Policy that sets forth obligations and limitations in respect of trading in the Company’s securities.
VII.     Protection and Proper Use of Company Assets
All Covered Persons should promote and ensure the efficient and responsible use of the Company’s assets and resources. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incidents of fraud or theft should be immediately reported for investigation.
Company assets, such as our proprietary information, funds, materials, supplies, products, equipment, software, facilities, and other assets owned or leased by the Company or that are otherwise in the Company’s possession, may only be used for legitimate business purposes and must never be used for illegal purposes.
VIII. Corporate Opportunities
When carrying out their duties and responsibilities, all Covered Persons owe a duty to the Company to advance its legitimate interests. Except as provided in the Company’s governing documents, Covered Persons are prohibited from (i) taking for themselves opportunities that arise through the use of corporate property, information, or position, (ii) using corporate property, information, or position for personal gain and (iii) competing with the Company.

IX.     Fair Dealing
Each Covered Person, in carrying out his or her duties and responsibilities, should endeavor to deal fairly with each other and the Company’s customers, suppliers and competitors. The Company abides by all laws and regulations that promote fair and open competition among companies, including the U.S. anti-trust laws, the European Union competition laws, and similar national laws in countries in which we operate.
X.     Business Gifts and Entertainment; Anti-Corruption Policy
Business gifts and entertainment are often customary courtesies designed to build goodwill among business partners and customers. However, issues may arise when such courtesies compromise, or appear to compromise, the recipient’s ability to make objective and fair business decisions. Offering or receiving any gift, gratuity, or entertainment to obtain an improper advantage, induce the breach, or reward a past breach, of a duty owed to an employer or principal is prohibited. Please see our Gifts, Entertainment, and Other Gratuities to or from Third Parties Policy for more detail.
Strict rules apply when the Company does business with governmental agencies and officials, whether in the U.S. or in other countries. We strive to comply fully with applicable anti-corruption laws of the countries in which we do business, and we have adopted policies to ensure such compliance. We also prohibit the use of Company funds or assets, or client funds or assets to make political contributions without first receiving written approval from the Legal Department. Further, no Company funds or other assets may be contributed directly or indirectly to any political party or to the campaign for or against any candidate for political office if prohibited by applicable law or to achieve an improper purpose under applicable law. Please see our Anti-Corruption Policy for additional detail.
XI.     Compliance with Laws, Rules, and Regulations
Compliance with both the letter and spirit of all laws, rules, and regulations applicable to the Company, including the rules of any securities exchange or other organization or body that regulates the Company, is critical to our reputation and continued success. All Covered Persons must respect and obey the laws of the jurisdictions in which the Company operates and avoid even the appearance of impropriety. Covered Persons who fail to comply with this Code and applicable laws will be subject to disciplinary measures, up to and including discharge from the Company.
XII.      Compliance and Contact Details

1.     Reporting and Ethics Line
The Company proactively promotes ethical behavior and encourages Covered Persons promptly to report evidence of illegal or unethical behavior, or violations (or possible violations) of this Code by filing a report on the Ethics and Compliance Hotline, the link to which is available for employees on the Employee Hub, or from our Investor Relations page on our Website which can be accessed at http://ir.HireRight.com. The Ethics and Compliance Hotline is monitored by a member of our Compliance group as well as the Chairperson of the Audit Committee of the Company’s Board of Directors. The Ethics and Compliance Hotline is monitored by a member of our Compliance group who reports violations to the appropriate Company personnel, the Audit Committee, the independent directors or the Board of Directors. You may also report any complaint confidentially, as allowed by law, to your direct People Leader, a member of the Human Resources Department or member of the Legal Department.

Once a report is made and received, the Company will investigate promptly and all Covered Persons are expected to cooperate candidly with relevant investigatory procedures. Appropriate remedial action may be taken, based on the outcome of such investigation, including reassignment, demotion, and dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.
The Company has a no-tolerance policy for retaliation against persons who raise good faith compliance, ethics, or related issues. However, it is unacceptable to file a report knowing it to be false.
In addition to the foregoing, the Board of Directors has established alternative methods of communicating with or reporting concerns to the Board of Directors, its independent directors or its Audit Committee as further described in the Corporate Governance Guidelines.
2.      Waiver
Any waiver of this Code for any executive officer or director will be made only by the Board of Directors or its Audit Committee and will be publicly disclosed as required by law or New York Stock Exchange requirements.